Exhibit 10.21

TERMINATION AGREEMENT

This termination agreement (the “Termination Agreement”), dated as of December 31, 2011 (the “Effective Date”), is made and entered into by and between Market Leader, Inc., a Washington corporation (“Market Leader”) and Imprev, Inc., a Washington corporation, (“Imprev”).

RECITALS

A. Imprev and Market Leader previously entered into a Master Service Agreement, dated as of February 17, 2011 (the “Master Agreement”).

B. The parties desire to terminate the Master Agreement and all Statements of Work attached thereto (collectively the “Agreements”) in accordance with the terms, conditions and provisions set forth in this Termination Agreement. Unless otherwise specifically defined herein, all terms used in this Termination Agreement with initial letters capitalized will have the meanings given them in the Agreements.

AGREEMENT

In consideration of good and valuable consideration, the parties agree as follows:

1. Termination of Agreements. The Agreements are terminated as of the Effective Date and will have no further force or effect and neither party will have any further rights, obligations or liabilities under such Agreements from and after the date hereof except as set forth in Section 17.7 of the Master Agreement.

2. Early Termination Payments. Market Leader will make the following payments and credits (as specified below) totaling $1,450,000 to Imprev as follows as consideration for Imprev’s entering into this Termination Agreement and in full satisfaction of all payment obligations under the Agreements:

(a) $1,000,000.00 USD (One Million dollars) in immediately payable funds paid to Imprev on or before December 31, 2011; and

(b) $350,000 USD (Three Hundred Fifty Thousand dollars) on June 30, 2012.

(c) The deposit of $100,000 paid by Market Leader to Imprev as set forth in Section 6.1 of the Statement of Work dated February 17, 2011 shall be credited to Imprev upon execution of this Termination Agreement and Market Leader will have no further right to such deposit.

3. Representations and Warranties. Imprev and Market Leader represent and warrant as follows:

(a) This Termination Agreement has been duly executed and delivered by each of them and is a legal, valid and binding obligation of each of them, enforceable in accordance with its terms.

(b) The execution, delivery and performance of this Termination Agreement by Market Leader and Imprev, and the consummation of the transactions contemplated hereby, will not constitute a violation of any law or regulation; require any consent, approval or authorization from any other individual or entity; result in a default, acceleration or termination of, or the creation in any party of such rights, with respect to its agreements; result in the creation of any encumbrance upon the assets of Market Leader or Imprev; or violate or conflict with Market Leader’s or Imprev’s governing documents.

(c) Market Leader and Imprev are corporations, each duly organized, validly existing and in good standing under the laws of their respective state of formation. All action on the part of Market Leader and Imprev necessary for the authorization, execution, delivery and performance of this Termination Agreement and the consummation of the transactions contemplated hereby, have been taken.

4. [Intentionally Omitted].

5. Miscellaneous.

(a) Market Leader will use reasonable efforts to set up and lead a joint meeting with Market Leader, Imprev, and Keller Williams to review and discuss the transition of services and messaging. The parties will work together to create and approve messaging regarding this termination within 3 days of the signature of this Termination Agreement however Imprev acknowledges that Market Leader is required to file a 8K within a specific time frame and may do so even if messaging has not been approved by Imprev.

(b) This Termination Agreement may only be amended, modified or supplemented in a writing signed by the parties. No waiver by any party of any condition or of any breach of any terms, covenants, representations, warranties or agreements contained in this Termination Agreement shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or any breach of any other terms, covenants, representations, warranties or agreements. The parties expressly agree that they may be irreparably damaged if this Termination Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Termination Agreement by any party, the parties and their respective Affiliates shall, in addition to all other remedies, be entitled to seek a temporary or permanent injunction, without showing any actual damage, or a decree for specific performance, in accordance with the provisions of this Termination Agreement.

(c) This Agreement shall not be assigned by any party or by operation of law or otherwise. If one or more provisions of this Termination Agreement are held to be unenforceable under applicable law, it shall be deemed to be modified to the minimum extent necessary to make it enforceable, and the balance of this Termination Agreement shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms. This Agreement will be governed by the laws of the state of Washington without regard to principles of conflicts of law. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any action relating to this Termination Agreement and the transactions contemplated hereby. If either party employs attorneys to enforce any rights arising out of or relating to this Termination Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs, including expert witness fees. This Agreement (including the Exhibits hereto) constitutes the entire agreement among the parties with respect to this subject matter and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to this subject matter.

(d) The parties agree to keep the terms of this Termination Agreement confidential. Notwithstanding the foregoing, Imprev acknowledges that Market Leader is required to disclose some of the terms of this Termination Agreement in a 8K filing, all terms of this Termination Agreement that are not disclosed in such 8K shall remain Confidential Information. Market Leader shall only disclose such terms as are required to be disclosed by applicable securities laws. Market Leader shall provide a copy of such 8K disclosure (including any version of any agreements between Imprev and Market Leader required to be filed as an exhibit thereto) to Imprev.

Market Leader, Inc.		Imprev, Inc.

By:	/S/ Ian Morris	By:	/S/ Renwick Congdon
Its:	12/30/11	Its:	12/30/11